EXHIBIT 99.3

Pro Forma Financial Information

On October 1, 2010, Taleo Corporation (“the Company”) completed the acquisition of Learn.com , Inc. (“Learn.com”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated September 1, 2010. On January 1, 2010, the Company completed the acquisition of Worldwide Compensation, Inc. (“WWC”) pursuant to an Amended and Restated Agreement and Plan of Merger dated September 14, 2009.

The unaudited pro forma combined condensed balance sheet is presented as if the acquisition of Learn.com had occurred on June 30, 2010. The unaudited pro forma combined condensed statements of operations are presented as if the acquisitions of WWC and Learn.com had occurred on January 1, 2009 with merger–related adjustments reflected in each of the periods presented.

The preliminary allocation of the purchase price for the acquisition of Learn.com used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with its acquisition of Learn.com.

The unaudited pro forma combined condensed financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Merger Agreement. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the Merger Agreement had been consummated on the date indicated.

The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on March 11, 2010, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which was filed with the SEC on August 6, 2010, as well as WWC’s historical financial statements included in the Current Report on Form 8–K/A filed on March 19, 2010, and Learn.com historical financial statements for the year ended December 31, 2009 and for the six month period ended June 30, 2010 included as Exhibit 99.1 and 99.2 in this Current Report on Form 8–K/A.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF JUNE 30, 2010

(in thousands, except share and per share data)

	Historical		Pro Forma Adjustments	Notes	Pro Forma Combined
	Taleo	Learn.com
ASSETS
Current assets:
Cash and cash equivalents	$244,943	$722	$(124,214)	(1)	$121,451
Restricted Cash	198	—	—		198
Accounts receivable, net	41,993	5,490	—		47,483
Prepaid expenses and other current assets	11,990	614	—		12,604
Investment credits receivable	6,952	—	—		6,952

Total current assets	306,076	6,826	(124,214)		188,688

Property and equipment, net	25,909	879	436	(2)	27,224
Restricted cash	210	—	—		210
Goodwill	102,650	—	101,884	(3)	204,534
Intangible assets, net	29,093	—	38,643	(3)	67,736
Other assets	5,812	1,040	—		6,852

Total assets	$469,750	$8,745	$16,749		$495,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$23,705	$5,678	$3,502	(4)	$32,885
Deferred revenue and customer deposits	80,850	17,158	(13,431)	(5)	84,577
Short-term debt	—	2,431	(2,431)	(6)	—
Other current liabilities	159	42	—		201

Total current liabilities	104,714	25,309	(12,360)		117,663

Non-current liabilities:
Non-current deposits and long-term deferred revenue	13,332	2,092	843	(5)	16,267
Other non-current liabilities	3,337	562	—		3,899

Total liabilities	121,383	27,963	(11,517)		137,829

Redeemable Preferred Stock	—	15,193	(15,193)	(7)

Stockholders’ equity:
Common stock	1	2	(2)	(7)	1
Additional paid-in capital	425,357	4,988	(4,988)	(7)	425,357
Accumulated deficit	(77,621)	(39,251)	48,299	(7), (8)	(68,573)
Treasury stock	(1,627)	(150)	150	(7)	(1,627)
Accumulated other comprehensive income	2,257	—	—		2,257

Total stockholders’ equity	348,367	(34,411)	43,459		357,415

Total liabilities and stockholders’ equity	$469,750	$8,745	$16,749		$495,244

See accompanying Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share data)

	Historical					Historical
	Taleo	Worldwide Compensation	Pro forma Adjustments	Notes	Sub-total	Learn.com	Pro forma Adjustments	Notes	Pro forma Combined
Total revenue	198,412	927	—		199,339	25,719			225,058
Total cost of revenue	66,092	1,062	888	(9)	68,042	7,202	2,700	(12)	77,944

Gross profit (loss)	132,320	(135)	(888)		131,297	18,517	(2,700)		147,114

Operating expenses:
Sales and marketing	65,731	1,191	104	(9)	$67,026	9,681	6,071	(12)	82,778
Research and development	34,847	1,413	396	(9)	$36,656	2,759	192	(12)	39,607
General and administrative	33,152	1,022	312	(9)	34,486	14,319	3,953	(12)	52,758

Total operating expenses	133,730	3,626	812		138,168	26,759	10,216		175,143

Operating loss	(1,410)	(3,761)	(1,700)		(6,871)	(8,242)	(12,916)		(28,029)

Other income (expense):
Interest income	329	1	(59)	(10)	$271	—	(517)	(13)	(246)
Interest expense	(166)	—	—		$(166)	(399)	76	(14)	(489)
Worldwide Compensation, Inc. purchase option write-off	(1,084)	—	—		$(1,084)	—	—		(1,084)
Settlement of Vurv escrow account	2,471	—	—		2,471	—	—		2,471

Total other income (expense), net	1,550	1	(59)		1,492	(399)	(441)		652

Income (loss) before provision for income taxes	140	(3,760)	(1,759)		$(5,379)	(8,641)	(13,357)		(27,377)
Provision for (benefit from) income taxes	(1,153)	—	(238)	(11)	(1,391)	46	(6,511)	(15)	(7,856)

Net income (loss)	$1,293	$(3,760)	$(1,521)		$(3,988)	$(8,687)	$(6,846)		$(19,521)

Net income (loss) per share attributable to Class A common stockholders — basic	$0.04								$(0.62)

Net income (loss) per share attributable to Class A common stockholders — diluted	$0.04								$(0.62)

Weighted-average Class A common shares — basic	31,507								31,507

Weighted-average Class A common shares — diluted	32,406								32,406

See accompanying Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(in thousands, except per share data)

	Historical		Pro forma Adjustments	Notes	Pro forma Combined
	Taleo	Learn.com
Total revenue	111,322	14,172	—		125,494
Total cost of revenue	36,891	4,724	1,350	(12)	42,965

Gross profit (loss)	74,431	9,448	(1,350)		82,529

Operating expenses:
Sales and marketing	35,193	6,870	3,036	(12)	45,099
Research and development	20,927	2,154	96	(12)	23,177
General and administrative	20,089	4,486	226	(12)	24,801

Total operating expenses	76,209	13,510	3,358		93,077

Operating loss	(1,778)	(4,062)	(4,708)		(10,548)

Other income (expense):
Interest income	251	—	(125)	(13)	126
Interest expense	(64)	(123)	78	(14)	(109)
Gain on remeasurement of previously held interest in WWC	885	—	—		885

Total other income (expense), net	1,072	(123)	(47)		902

Loss before provision for (benefit from) income taxes	(706)	(4,185)	(4,755)		(9,646)
Provision for (benefit from) income taxes	(114)	—	119	(15)	5

Net loss	$(592)	$(4,185)	$(4,874)		$(9,651)

Net loss per share attributable to Class A common stockholders — basic and diluted	$(0.02)				$(0.25)

Weighted-average Class A common shares — basic and diluted	39,301				39,301

See accompanying Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

On October 1, 2010, Taleo Corporation (“the Company”) completed the acquisition of Learn.com , Inc. (“Learn.com”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated September 1, 2010. On January 1, 2010, the Company completed the acquisition of Worldwide Compensation, Inc. (“WWC”) pursuant to an Amended and Restated Agreement and Plan of Merger dated September 14, 2009.

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 is based on the historical financial statements of the Company and Learn.com, Inc. after giving effect to the Company’s acquisition of Learn.com. The unaudited pro forma combined condensed balance sheet is presented as if the acquisition of Learn.com had occurred on June 30, 2010.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 is based on the historical financial statements of the Company, historical financial statements for WWC, and historical financial statements for Learn.com, after giving effect to the acquisition adjustments. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2010 is based on the historical financial statements of the Company, which includes the results of WWC subsequent to January 1, 2010 (the acquisition date), and Learn.com, Inc. after giving effect to the acquisition adjustments. The unaudited pro forma combined condensed statements of operations are presented as if the acquisitions of WWC and Learn.com had occurred on January 1, 2009 with merger–related adjustments reflected in each of the periods presented.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

The Company has made significant assumptions and estimates in determining the preliminary estimated purchase price of Learn.com and the preliminary allocation of the estimated purchase price of Learn.com in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Learn.com acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Learn.com’s historical financial statements for the year ended December 31, 2009 and for the six-month period ended June 30, 2010 included as Exhibit 99.1 and 99.2 in this Current Report on Form 8-K/A.

NOTE 2. LEARN.COM ACQUISITION

On September 1, 2010, Taleo entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Learn.com, a private company headquartered in Florida that provides Software as a service (“SaaS”) learning and development solutions to enable businesses to more seamlessly develop, deliver and manage education and training to employees, customers, partners and resellers. On October 1, 2010, Taleo completed the acquisition of Learn.com. Accordingly, the assets, liabilities and operating results of Learn.com will be reflected in the Company’s consolidated financial statements from the date of acquisition. The total consideration paid by Taleo for Learn.com was approximately $124 million in cash. The consideration was paid in exchange for all of the outstanding capital stock of Learn.com and the vested options to acquire shares of Learn.com common stock. Approximately ten percent (10%) of the consideration was placed into escrow for twelve months following the closing to be held as security for losses incurred by Taleo in the event of certain breaches of the representations and warranties contained in the Merger Agreement or certain other events.

Preliminary Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for Learn.com was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill. With the acquisition of Learn.com, the Company will extend its Talent Management suite, to include a learning management solution. Learn.com’s software enables businesses to more seamlessly develop, deliver and manage education and training to help employees, customers and partners access and take advantage of training and educational content. These factors contributed to a purchase price in excess of the fair value of the Learn.com net tangible and intangible assets acquired, and as a result, the Company has recorded goodwill in connection with this transaction. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The Company expects the allocation of the purchase price to be final in the third quarter of 2011.

Our preliminary purchase price allocation for Learn.com is as follows:

Preliminary allocation of purchase price	Amount
(In thousands)
Net tangible assets (liabilities)	$(16,313)
Identifiable intangible assets:
Developed Technology	10,300
Patents	1,000
Customer Relationships	19,100
Customer backlog - Application revenue	5,000
Customer backlog - Service revenue	220

Trade name	370
Content Library	53
Covenant not to compete	2,600
Goodwill	101,884

Total purchase price	$124,214

NOTE 3. PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheets and statements of operations give effect to the following pro forma adjustments:

(1) Adjustment to record the cash consideration of approximately $124 million related to the acquisition of Learn.com.

(2) Adjustment to record the difference between historical values of Learn.com fixed assets and the preliminary fair values of these fixed assets.

(3) Adjustment to record the fair value of identifiable intangible assets and goodwill, including the income tax effects, resulting from the Learn.com acquisition (see footnote 2 above).

(4) Adjustment for direct merger-related costs of approximately $3.5 million incurred by the Company in connection with the acquisition.

(5) Adjustments to record a write-down of deferred revenue to the estimated fair value of the contractual obligation to customers.

(6) Adjustment to record the pay-off of the Learn.com line of credit upon acquisition.

(7) Adjustment to eliminate Learn.com’s historical equity balances.

(8) Adjustment for approximately $3.5 million of merger-related costs incurred directly by the Company and a $6.5 million deferred income-tax benefit in connection with the acquisition.

(9) Adjustment to increase share-based compensation expense as a result of the Company granting restricted stock to former WWC employees on their hire date, January 1, 2010. Had the Company acquired WWC on January 1, 2009, share-based compensation expense for the year ended December 31, 2009 would have increased by approximately $0.2 million.

Adjustment to amortize identifiable intangible assets obtained from the acquisition of WWC on January 1, 2010. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over their estimated lives (remaining intangibles including goodwill will be tested for impairment). Had the Company acquired WWC on January 1, 2009, amortization expense for the year ended December 31, 2009 would have increased by approximately $0.7 million.

Adjustment for depreciation expense associated with certain fixed assets obtained from the Company’s acquisition of WWC. Had the Company acquired WWC on January 1, 2009, depreciation expense for both the year ended December 31, 2009 would have increased by approximately $0.1 million.

Adjustment for merger-related costs incurred by the Company in connection with the acquisition of WWC. The Company incurred certain legal, accounting and consulting expenses associated with the acquisition of WWC.

Adjustment for incentive compensation to be paid by the Company to former employees upon completion of a year service period with the Company.

	WWC Pro Forma Expense Adjustments
	For the Year Ended December 31, 2009
	Share-based Compensation	Amortization Intangible Assets	Depreciation	Merger-related Costs	Incentive Compensation	Total
	(In thousands)
Cost of revenue	$31	$790	$67	$—	$—	$888
Sales and marketing	39	(71)	—	—	136	104
Research and development	123	—	—	—	273	396
General and administrative	—	—	25	287	—	312

Total	$193	$719	$92	$287	$409	$1,700

(10) Adjustment to record a reduction in estimated interest income earned of $59,000 at an assumed rate of approximately 0.42% for the year ended December 31, 2009 on cash and cash equivalents as a result of the following cash payments associated with the Company’s acquisition of WWC:

Total cash payments	Amount
(In thousands)
Purchase consideration	$13,378
Transaction costs	287
Incentive compensation expense	409

Total payments	$14,074

(11) Adjustment represents a reduction of state income tax expense relating to changes in apportionment factors as a result of the consummation of the WWC acquisition. Had the Company acquired WWC on January 1, 2009, the benefit from income-taxes for the year ended December 31, 2009 would have increased by approximately $0.2 million.

(12) Adjustment to increase share-based compensation expense as a result of the Company granting restricted stock to former Learn.com employees on their hire date. Had the Company acquired Learn.com on January 1, 2009, share-based compensation expense for the year ended December 31, 2009 and the six months ended June 30, 2010 would have increased by approximately $0.4 million and $0.2 million, respectively.

Adjustment to amortize identifiable intangible assets obtained from the acquisition of Learn.com on October 1, 2010. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over their estimated lives (remaining intangibles including goodwill will be tested for impairment). Had the Company acquired Learn.com on January 1, 2009, amortization expense for the year ended December 31, 2009 and the six months ended June 30, 2010 would have increased by approximately $8.2 million and $4.1 million, respectively.

Adjustment for depreciation expense associated with certain fixed assets obtained from the Company’s acquisition of Learn.com. Had the Company acquired Learn.com on January 1, 2009, depreciation expense for the year ended December 31, 2009 and the six months ended June 30, 2010 and would have increased by approximately $0.8 million and $0.4 million, respectively.

Adjustment for merger-related costs incurred by the Company in connection with the acquisition of Learn.com. The Company incurred or will incur certain legal, accounting and consulting expenses associated with the acquisition of Learn.com. These expenses are expensed in the period incurred.

	Learn.com Pro Forma Expense Adjustments
	For the Year Ended December 31, 2009
	Share-based Compensation	Amortization Intangible Assets	Depreciation	Merger-related Costs	Total
	(in thousands)
Cost of revenue	$135	$2,302	$263	$—	$2,700
Sales and marketing	217	5,854	—	—	6,071
Research and development	131	—	61	—	192
General and administrative	—	—	451	3,502	3,953

Total	$483	$8,156	$775	$3,502	$12,916

	Learn.com Pro Forma Expense Adjustments
	For the Six Months Ended June 30, 2010
	Share-based Compensation	Amortization Intangible Assets	Depreciation	Total
	(in thousands)
Cost of revenue	$68	$1,151	$131	$1,350
Sales and marketing	109	2,927	—	3,036
Research and development	66	—	30	96
General and administrative	—	—	226	226

Total	$243	$4,078	$387	$4,708

(13) Adjustment to record a reduction in estimated interest income earned at an assumed rate of approximately 0.42% for the year ended December 31, 2009 and 0.20% for the six months ended June 30, 2010 on cash and cash equivalents as a result of the cash payments associated with the Company’s acquisition of Learn.com.

The reduction in interest for the year ended December 31, 2009 and the six months ended June 30, 2010 totaled $0.5 million and $0.1 million, respectively.

(14) Adjustment to record a reduction in estimated interest expense of approximately $0.1 million for both the year ended December 31, 2009 and for the six months ended June 30, 2010 as a result of the pay-off of the Line of credit upon the acquisition of Learn.com.

(15) Adjustment represents changes to income tax benefit as a result of the consummation of this transaction. Had the Company acquired Learn.com on January 1, 2009, the tax benefit for the year ended December 31, 2009 would have increased by approximately $6.5 million, primarily due to a tax benefit related to a reduction in the Company’s valuation allowance. The tax benefit for the six months ended June 30, 2010 would have decreased by $0.1 million resulting in a pro forma provision for income taxes of approximately $5,000.